UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 24, 2014

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100,
Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) 770-779-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael Cochrane as Senior Vice President – Global Client Operations

On April 24, 2014, the Board of Directors of PRGX Global, Inc. (the “Company”) appointed Michael Cochrane to be the Company’s Senior Vice President – Global Client Operations. Mr. Cochrane, age 48, is responsible for the Company’s recovery audit operations worldwide. Mr. Cochrane joined the Company in February 1995 and has extensive experience in the delivery and execution of recovery audits. Prior to being promoted to his current role, Mr. Cochrane was Vice President, Global Recovery Audit Services, and before that he was responsible for both the Company’s recovery audit services in the U.S., as well as its global audit strategy team. Mr. Cochrane has worked closely with audits and clients across the globe in the delivery of the Company’s Next Generation Recovery Audit (NGRA) services. Prior to joining the Company, Mr. Cochrane worked in both the retail and manufacturing sectors in finance and internal audit roles.

There are no family relationships between Mr. Cochrane and any director or executive officer of the Company and no related party transactions required to be reported under Item 404(a) of Regulation S-K.

Employment Agreement with Michael Cochrane

In connection with his appointment, on April 24, 2014, the Company entered into an employment agreement with Mr. Cochrane (the “Agreement”). The material terms of the Agreement are as follows:

1. Term. The Agreement provides for a term of one year ending on April 24, 2015, which will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least 30 days prior to the end of the original term or any additional term of its intention not to extend the Agreement.

2. Compensation. Mr. Cochrane will receive an annual base salary of $325,000 and will be eligible for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives set by the Company’s Compensation Committee. Mr. Cochrane will also be eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. The Agreement also provides for standard expense reimbursement, paid time off, and other standard benefits provided to Company executives.

3. Post-Termination Benefits.

(a) No Change of Control. If Mr. Cochrane, other than within two years after a Change of Control (as defined in the Agreement), (x) terminates his employment for Good Reason (as defined in the Agreement), (y) is terminated by the Company without Cause (as defined in the Agreement), or (z) terminates his employment upon the Company’s failure to renew the Agreement, then he is entitled to the following: (i) payment of his annual base salary for the period equal to the greater of one year or the sum of four weeks for each full year of continuous service Mr. Cochrane has with the Company (the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which Mr. Cochrane’s employment termination occurs; (iii) continuation of health care plan coverage for the Severance Period; (iv) payment of accrued obligations; (v) vesting in full of Mr. Cochrane’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on his continued employment, as well as the continuation of outstanding stock options, until the earlier of one year after the date of termination of his employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services.

(b) Change of Control. If, within 2 years following a Change in Control, Mr. Cochrane (x) terminates his employment for Good Reason, (y) is terminated by the Company without Cause, or (z) terminates his employment upon the Company’s failure to renew the Agreement, then he is entitled to receive the same benefits he would have received as described above under “No Change in Control” except that (i) the payment of his annual base salary shall be for the period equal to the greater of 18 months or the sum of four weeks for each full year of continuous service that Mr. Cochrane has with the Company (the “Change in Control Severance Period”) and (ii) Mr. Cochrane’s health care plan coverage shall continue for the Change in Control Severance Period.

(c) For Cause. If the Company terminates Mr. Cochrane’s employment for Cause or Mr. Cochrane terminates his employment for other than Good Reason, the Agreement terminates and the Company will have no further obligations to him other than to pay any accrued obligations.

4. Business Protection Agreements. Mr. Cochrane is also bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning both customers and employees of the Company.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

10.1    Employment Agreement dated April 24, 2014, by and between Michael Cochrane and the Company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: April 29, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Employment Agreement dated April 24, 2014, by and between Michael Cochrane and the Company